May 27, 2014

Dear Fellow Shareholders of the Conestoga Funds,

I am pleased to provide you with the Semi-Annual Report of the Conestoga Funds as of March 31, 2014. There have been several important developments within the Funds over the past six months, including the launch of the Conestoga SMid Cap Fund and the liquidation of the Conestoga Mid Cap Fund. Also, we have continued the succession plans for my retirement from the Advisor, which will occur this June 30. I will continue in my role as Chairman of the Conestoga Funds, and look forward to serving shareholders in the years ahead. Lastly, the Fund’s Board of Trustees has added one new independent trustee, and we expect another independent trustee will be added pending the outcome of our current proxy vote.

The Conestoga SMid Cap Fund was launched on January 21, 2014. As we discussed in past shareholder letters, the SMid Cap Fund will focus on companies with market capitalizations from $250 million to $12 billion, and provide investors with a vehicle that is dedicated to this attractive segment of the equity markets. Coincident with the launch of the Conestoga SMid Cap Fund, the Conestoga Mid Cap Fund was liquidated on February 28, 2014.

The succession plan for my retirement from Conestoga Capital Advisors has also continued to move forward.  On February 1, 2014, Joe Monahan was elevated to Co-Portfolio Manager on the Small Cap Fund, and I stepped down as Co-Portfolio Manager for the Small Cap Fund. I continue to serve as Research Analyst on a few stocks in the Fund, and will transition my remaining lead analyst coverage prior to my retirement June 30, 2014. There is no change in Bob Mitchell’s role as Co-Portfolio Manager for the Small Cap Fund. As you are aware, Bob has co-managed the Small Cap Fund with me since its inception in 2002. Joe Monahan has been a significant contributor to our investment results since joining Conestoga Capital Advisors in 2008, and we are certain he will continue to do so in the years ahead.

The Conestoga Funds added one new independent trustee to the Fund’s Board of Trustees over the past six months. Jim Logue was added in December 2013, replacing Mike Walker, who retired in September 2013. Jim Logue brings substantial legal and executive-level management experience, and is currently an attorney and shareholder of the law firm McCausland Keen & Buckman. The Board expects to add a fifth independent trustee shortly. John O’Brien has been nominated to join the Board as independent trustee, and his election is part of the current proxy vote under consideration by shareholders. John O’Brien is a Managing Director of Prairie Capital Management, with significant industry experience in asset management and finance.

On behalf of all of us at Conestoga Capital Advisors, thank you for your continued support of the Conestoga Funds.

With every good wish, sincerely,

Wm. C. Martindale Jr.

Wm. C. Martindale Jr.

Chairman and Chief Executive Officer

The Conestoga Funds